UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	October 25, 2006

Pennichuck Corporation

(Exact Name of Registrant as Specified in Its Charter)

New Hampshire

(State or Other Jurisdiction of Incorporation)

0-18552	02-0177370

(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054

(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5191

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Change of Control Agreements

      On October 25, 2006, Pennichuck Corporation (the "Company") entered into a Change of Control Agreement with each of Stephen J. Densberger, the Company's Executive Vice President, and Bonalyn J. Hartley, the Company's Vice President of Administration (together, the "Agreements"). The Agreements are identical in all material respects. The Agreements supercede and replace all prior change in control agreements between the Company and each officer, including change in control agreements entered into by the parties in January 1999. The material terms of the Agreements are described below.

      Each Agreement provides for payments to the officer in the event of both a Change of Control and a Termination Event (each as defined in the Agreements). The initial term of each Agreement is two years from October 25, 2006, though each Agreement will terminate if the officer's employment is terminated other than in connection with a Change of Control. The Agreements will each be extended for an additional year on each anniversary, beginning on October 25, 2007, unless either party gives notice to the contrary. In the event of a Change of Control, the term of each Agreement will automatically be extended to two years. Thereafter, if there is a Termination Event within 24 months after a Change of Control, whereby the officer is terminated or demoted other than for Good Cause (as defined in the Agreements), or he or she resigns following a substantial reduction in his or her duties or the requirement that he or she be based at a location more than 30 miles from the Company's current office, the officer will be entitled to receive, for the Severance Period, his or her base salary in effect immediately prior to the Change of Control or on the date of the Termination Event, whichever is greater. The Severance Period is the longer of 12 months or the remaining term of the Agreement. Each officer will also be entitled to continuation of health insurance and life insurance coverage during the Severance Period.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION

Date: October 31, 2006	By:	/s/ William D. Patterson

By: William D. Patterson Title: Senior Vice President

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